Exhibit 99.1

CAL-MAINE FOODS, INC.

and

HILLANDALE, LLC

_________________

LOAN AGREEMENT

Dated as of October 12, 2005

_________________

Secured Promissory Note Due December 1, 2020

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4.1.	Acquisition for Investment	14
SECTION 5.	FINANCIAL STATEMENTS; COMPLIANCE CERTIFICATES; ADDITIONAL INFORMATION; AND INSPECTION.	14
5.1.	Financial Statements and Reports	14
5.2.	Inspection	16
SECTION 6.	PRINCIPAL PAYMENT OF NOTE.	17
6.1.	Principal Payments - Mandatory and Optional Prepayment	17
6.2.	Prepayment of Note Upon Change of Control	17
6.3.	Prepayment Price	18
6.4.	Interest After Date Fixed for Principal Payment	19
SECTION 7.	AFFIRMATIVE COVENANTS.	19
7.1.	To Pay Note	19
7.2.	Maintenance of Office	19
7.3.	To Keep Books	19
7.4.	Payment of Taxes; Corporate Existence; Maintenance of Properties	19
7.5.	To Insure	20
SECTION 8.	RESTRICTIVE COVENANTS.	21
8.1.	Additional Funded Debt	21
8.2.	Consolidated Tangible Net Worth	21
8.3.	Current Ratio	21
8.4.	Cash Flow Coverage	21
8.5.	Restricted Investments; Pledge of Stock	21
8.6.	Merger, Consolidation, Sale or Lease	22
8.7.	Transactions with Affiliates	23
8.8.	Encumbrances On and Transfers of the Collateral	23
8.9.	Capital Expenditures	23
8.10.	Distributions	23
8.11.	Fiscal Year and Tax Status	23
8.12.	Investments in Other Persons	24
8.13.	Sale and Leaseback Transactions	24
8.14.	Inconsistent Agreements	24
8.15.	Change in Business or Accounting	24
8.16.	Charter and Bylaws	24
SECTION 9.	DEFINITIONS.	24
SECTION 10.	DEFAULTS AND REMEDIES	29
10.1.	Events of Default; Acceleration	29
10.2.	Suits for Enforcement	32
10.3.	Remedies Not Waived	32
10.4.	Remedies Cumulative	32
10.5.	Costs and Expenses	32

ii

SECTION 11.	MISCELLANEOUS.	32
11.1.	Loss, Theft, Destruction or Mutilation of Note	32
11.2.	Expenses	32
11.3.	Stamp Taxes, Recording Fees, etc.	33
11.4.	Successors and Assigns	33
11.5.	Payment	33
11.6.	Notices	33
11.7.	Severability	34
11.8.	Law Governing; Modification	34
11.9.	Headings	34
11.10.	Counterparts	34
11.11.	Final Credit Agreement	34

EXHIBIT A — FORM OF NOTE

EXHIBIT B — FACILITIES

EXHIBIT C — LIENS

EXHIBIT D — OWNERSHIP OF COMPANY AND SUBSIDIARIES

EXHIBIT E — NOTICE OF ELECTION

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CAL-MAINE FOODS, INC.

and

HILLANDALE, LLC

LOAN AGREEMENT

October 12, 2005

Metropolitan Life Insurance Company
Agricultural Investments
8717 West 110th Street
Suite 700
Overland Park, Kansas 66210

Attention: Senior Vice-President

        CAL-MAINE FOODS, INC., a Delaware corporation, and HILLANDALE, LLC, a Florida limited liability company (herein individually and collectively called the “Company”), jointly and severally, agree with you as follows:

SECTION 1.     LOAN; ISSUE OF NOTE; SECURITY; INTEREST.

        1.1.     Authorization. The Company has duly authorized the issuance of secured promissory note due December 1, 2020 (the “Maturity Date”) in the aggregate principal amount of $28,000,000.00 (the “Note”), such Note to be in the form and have terms and provisions substantially as set forth in Exhibit “A”.

        1.2.    Loan; Closing. The Company hereby agrees to borrow from you, and you, subject to the terms and conditions herein set forth, hereby agree to lend to the Company, $28,000,000.00 on or about the date hereof (the “Closing Date”).

        The loan will be evidenced by and, subject to all other conditions precedent having been met, be made against delivery to you at 10 o’clock a.m. CST, on the Closing Date, at the offices of Young Williams, P.A., Jackson, Mississippi, or at such other time and place as the parties may agree, of the Note payable to you or assigns, dated the Closing Date, duly executed by the Company and in the aggregate principal amount of such loan. Delivery of the Note hereunder shall be made against payment to the Company or the holders of liens on the Facility (as hereinafter defined) in Federal Reserve or other funds of $28,000,000.00 as the principal amount of such loan.

        1.3.    Security. Payment of the Note shall be secured by (i) a mortgage and security agreement and financing statement to be entered into by the Company which will create a first lien on all property, plant and equipment (except as excluded therein) owned by Hillandale, LLC at each location described in Exhibit “B” lying within the State of Florida (collectively referred to along with all other locations described in Exhibit “B” as the “Facility”), (ii) a deed of trust, security agreement and financing statement to be entered into by the Company which will create

Loan Agreement, Page 1

a first lien on all property, plant and equipment (except as excluded therein) owned by Hillandale, LLC at the location described in Exhibit “B” lying within the State of Georgia, (iii) a mortgage and security agreement and financing statement to be entered into by the Company which will create a first lien on all property, plant and equipment (except as excluded therein) owned by Hillandale, LLC at the location described in Exhibit “B” lying within the State of Alabama (such mortgages and deed of trust described in subparagraphs (i), (ii) and (iii) herein being collectively referred to as the “Deed of Trust”), a lien on the leasehold interest of Hillandale, LLC on such of the locations described in Exhibit “B” as are leased (and not owned in fee), together with all property, plant and equipment (except as excluded therein) owned by Hillandale, LLC and located thereon, and (iv) a security agreement between the Company, as debtor, and you, as secured party (the “Security Agreement”) granting a first priority security interest in, interalia, all equipment, fixtures and other personal property (except as excluded therein) utilized in connection with, or located at, the Facility as described in said Security Agreement, which security interest will be perfected by one or more financing statements. The Deed of Trust, the Leasehold Assignment, and the Security Agreement shall each be dated and delivered on the Closing Date and, together all other documents evidencing or securing the Loan, are collectively referred to herein as the “Collateral Documents”.

        1.4.    Interest Rate.

        (A)     Defined Terms. As used herein:

(1) “Base Rate” shall mean 110 basis points (1.10%) per annum in excess of the LIBO Rate.

(2) “Base Rate Tranche” means the outstanding principal balance of the Note from time to time accruing interest at the Base Rate.

(3) The “Base Rate Interest Determination Date” applicable to a Base Rate Interest Period will be the fifth New York Working Day on which dealings in deposits in U.S. dollars are transacted in the London Interbank market next preceding the first day of such Interest Period.

(4) “Base Rate Interest Period” shall refer only to the time during which the Base Rate is in effect with respect to the Base Rate Tranche of the Loan, commencing on the date hereof and, with respect to subsequent Base Rate Interest Periods, on the day next following the last day of the immediately preceding Base Rate Interest Period, and ending (i) in the case of the first Base Rate Interest Period, on the last day of the third calendar month after the month in which the date hereof occurs, and (ii) in the case of subsequent Base Rate Interest Periods, the last day of the third month after the end of the immediately preceding Base Rate Interest Period; provided, however, that no Base Rate Interest Period shall extend beyond the Maturity Date.

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(5) “Interest Period” shall refer to the time during which the Base Rate is in effect, for the Base Rate Tranche, or the time during which a Swapped Rate is in effect, for one or more Swapped Rate Tranches, as herein provided.

(6) “Interest Rate” shall mean the per annum rate of interest (under the Base Rate Tranche and/or the Swapped Rate Tranche) to be paid by the Company on any outstanding principal due under the Note. The Interest Rate from the date hereof up to, and including, the last day of the third calendar month after the month in which the date hereof occurs shall be equal to five and nineteen one-hundredths percent (5.19%) per annum; and the Interest Rate for each subsequent Interest Period shall be either (a) the sum of (x) the LIBO Rate; plus (y) 110 basis points (1.10%) ((x) plus (y)) shall hereinafter be referred to as the “Base Rate”) or (b) the Swapped Rate then in effect for one or more Swapped Rate Tranches, in accordance with the terms hereof.

(7) “LIBO Rate” for any Base Rate Interest Period means the rate determined by you on the related Base Rate Interest Determination Date on the basis of offered rates for deposits in U.S. dollars having a ninety (90) day maturity as reflected on the LIBO Page (as defined below) or such other “on-line” market service selected by you in your sole discretion, as of 11:00 A.M., London time, on the Base Rate Interest Determination Date relating to such Base Rate Interest Period.

(8) “LIBO Page” means (i) the appropriate Bloomberg Financial Markets Services Screen or any successor index on such service under the heading “USD,” or (ii) the display designated as page 3750 on the Dow Jones Telerate Service, or such other page as may replace page 3750 on that service (or such other service as may be nominated as the information vendor by the British Bankers’ Association for the purpose of displaying British Bankers’ Association interest settlement rates for U.S. dollar deposits as the composite offered rate for London interbank deposits).

(9) “London Working Day” shall mean any day on which dealings in United States Dollars are transacted in the London Interbank market.

(10) “New York Working Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

(11) “Notice of Election” shall mean, as to each Swapped Rate Tranche, written notice in the form of Exhibit “E” attached hereto and made a part hereof by this reference, sent by the Company via facsimile transmission to you at (until further notice) (309) 662-9632, attention: Regional Manager, specifying the amount of such Swapped Rate Tranche (which must be no less than $2,000,000 and in integral multiples of $10,000) and the length of the Swapped Rate Interest Period.

(12) “Swapped Rate Interest Period” shall refer only to the time during which a Swapped Rate is in effect with respect to one or more Swapped Rate Tranches and shall mean the period commencing, as to each Swapped Rate Tranche, on the first day of the first month following Lender’s receipt of a Notice of Election as to such Swapped Rate Tranche (but in no event sooner than the first day of the fourth month occurring after the month in which the date hereof occurs), and ending, at the Company’s election (as provided below), on the second, third, fourth, fifth, seventh or tenth anniversary of the day prior to such commencement date; provided, however, that the Company shall not be entitled to select any Swapped Rate Interest Period that would extend beyond the Maturity Date.

Loan Agreement, Page 3

(13) “Swapped Rate Determination Date” shall mean, as to each Swapped Rate Tranche, the Working Day on which a Notice of Election is received by you, if received before 2:00 p.m., CST on a Working Day, or the next Working Day, if received by you after 2:00 p.m. CST; provided, however, that any Notice of Election received by you more than fifteen (15) days, or less than one (1) day, prior to the end of any Swapped Rate Interest Period shall not be effective as to the subject Swapped Rate Tranche and the principal balance of such Tranche shall thereafter accrue interest at the Base Rate unless and until a subsequent Notice of Election is duly made.

(14) “Swapped Rate” for any Swapped Rate Interest Period shall mean, for each Swapped Rate Tranche, the sum of (i) the interest rate for “Interest Rate Swaps” on the applicable Swapped Rate Determination Date, as reported on the next Working Day following the Swapped Rate Determination Date by the Federal Reserve Bank and published at its webpage http.www.federalreserve.gov/releases/h15/update (or, in the absence thereof, such other source or information vendor as you deem necessary or reasonable in your sole discretion), and (ii) 110 basis points (1.10%) per annum.

(15) “Swapped Rate Tranche” shall mean up to (but not more than) four (4) portions of the outstanding principal balance from time to time under the Note for which the Company duly delivers to you a Notice of Election to have such portions accrue interest at a Swapped Rate.

(16) “Working Day” shall mean any day which is both a London Working Day and a New York Working Day.

        (B)     Payments of Interest. The unpaid principal balance of the Note shall bear interest at the Interest Rate in effect from time to time as herein provided. The Company covenants and agrees that it will pay interest pursuant to the terms hereof on the first day of each month, commencing on the first day of the first full month subsequent to the Closing Date and on the first day of each subsequent month to and including the Maturity Date.

        (C)     Special LIBO and Swapped Rate Provisions.

(1) Taxes. All payments made by the Company on account of the loan evidenced by the Note shall be made free and clear of, and without deduction for or on account of, any present or future stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholding restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein) (collectively, “Taxes”). If any Taxes are required to be withheld from any amounts payable to you pursuant to this Agreement, the Note and Collateral Documents (as herein defined), the amounts so payable to you shall be increased to the extent necessary to yield to you (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified herein. Whenever any Tax is payable by you, the Company shall promptly pay same and as promptly as possible thereafter the Company shall send you an original official receipt showing payment thereof. The Company shall indemnify you against and shall hold you harmless from any incremental taxes, interest or penalties that may become payable by you as a consequence of the failure of the Company to pay any Taxes or the failure of the Company to deliver to you an original official receipt therefor. The Company shall indemnify you for and hold you harmless from any loss, cost, or expense (including, without limitation, counsel fees) relating to the foregoing and to any present or future claim of liability for any registration charge or any stamp, excise or similar taxes, including any interest equalization tax, and any penalties or interest with respect thereto, that may be imposed by any jurisdiction in connection with the loan, evidenced by the Note. Your determination of any liability hereunder shall be conclusive absent manifest error. The Company’s liability hereunder shall survive repayment of the indebtedness evidenced by the Note.

Loan Agreement, Page 4

(2) Costs. Notwithstanding anything contained herein to the contrary, if:

(a) the circumstances described in subsections (3) or (4) below shall occur; or

(b) any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by you with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality enacted or adopted after the date hereof:

(i) subjects you to any tax, levy, impost, fee, charge, duty, deduction or withholding of any kind whatsoever with respect to the loan evidenced by the Note, or changes the bases of taxation of payments to you of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of tax on your overall net income and Taxes (as defined in subsection(1) above)); or

(ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of yours; or

(iii) imposes on you any other condition.

(3) You shall have determined that compliance by you with any law or regulation, request or directive regarding capital adequacy (whether or not having the force of law) or with any authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on your capital as a consequence of their obligations hereunder to a level below that which you could have achieved but for such adoption, change or compliance (taking into consideration your policies with respect to capital adequacy); or

(4) A prepayment when permitted under the terms hereof and the terms of the Note, of any portion of the loan evidenced by the Note (a) on a date other than on the date of expiration of an Interest Period, whether such prepayment is optional or mandatory, or (b) on any day (whether or not on such an expiration date) if notice of such prepayment shall not have been given to you at least thirty (30) days prior to such prepayment (the provisions of this subpart (d) shall not be deemed to permit a prepayment in contravention of the provisions of Subsection 6.1 hereof); or

Loan Agreement, Page 5

(5) The Company shall default in the payment of the principal amount of or interest on the Loan; or

(6) The Maturity Date of the Loan shall be accelerated by you; or the Company fails to make a prepayment evidenced by the Note, when permitted under the terms hereof and the terms of the Note, which the Company has notified you it would make; or

(7) There occurs a conversion of the Interest Rate from one based on the Base Rate to one based on a Swapped Rate, or from one based on a Swapped Rate to one based on the Base Rate, on a date other than the last day of an applicable Interest Period; or

(8) Any other event should occur which would impose any additional condition on you with respect to such amounts, and if any other similar measure should result, in your opinion, in an increase in the cost to you of making or maintaining indebtedness at the Base Rate or a Swapped Rate hereunder or a reduction in the amount of interest receivable by you in respect thereof, and the result of any of the foregoing is to increase the cost to you of making, renewing or maintaining advances or extensions of credit or to reduce any amount receivable thereunder, or you incur any other cost, loss or expense, including, but not limited to, any interest or fees which are or would have been payable by you to lenders of funds actually obtained by you or, if not actually obtained, would have been obtained if you had decided to obtain same, in order to make or maintain its eurodollar loans hereunder, then, in any such case, the Company shall pay you, on the second New York Working Day following its demand, any additional amounts necessary to compensate you for such cost, loss, expense or reduced amount receivable (hereinafter referred to as “Rate Breakage”). If you become entitled to claim any additional amounts pursuant to this Section (C), you shall promptly notify the Company of the event by reason of which it has become so entitled and shall certify any additional amounts so payable. Such certification submitted by you to the Company shall be conclusive absent manifest error.

(9) Legality. Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof makes it unlawful for you to make or maintain loans bearing interest with reference to the LIBO Rate or a Swapped Rate as contemplated by this Agreement, then you shall give the Company prompt notice thereof and any portion of the Loan then bearing interest with reference to the LIBO Rate or a Swapped Rate shall bear interest at a rate most nearly equivalent thereto, as determined in your sole discretion (unless it shall not be illegal to allow the LIBO Rate or the Swapped Rate to remain the basis for the applicable Interest Rate until the end of the current Interest Period related thereto, in which case the LIBO Rate or the Swapped Rate, as the case may be, shall be applicable until the end of such Interest Period).

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(10) Conversion to Alternative Rate. Anything herein to the contrary notwithstanding, if, at the time of or prior to the determination of the LIBO Rate or any Swapped Rate, you determine (which determination shall be conclusive) that (i) by reason of circumstances affecting the London Interbank Market or credit markets generally, adequate and fair means do not or will not exist for determining the rate in question, or (ii) the applicable rate, as determined by you, will not accurately reflect the cost to you of making or maintaining the Loan at the rate in question, then you shall give the Company notice thereof, and the Loan (or the applicable Tranche thereof, as the case may be) shall bear interest, a rate most nearly equivalent thereto, as determined by you in your sole discretion.

        (D)     The obligation evidenced by the Note shall bear interest from and after the occurrence of an Event of Default at the Overdue Interest Rate. The applicable Overdue Interest Rate shall apply to the indebtedness evidenced by the Note both before or after any judgment on the indebtedness evidenced by the Note.

        (E)     In the event the interest provisions hereof or any exaction provided for herein or in the Collateral Documents shall result for any reason and at any time during the term of this loan in an effective rate of interest which transcends the limit of the usury or any other law applicable to this loan, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied on principal immediately upon receipt and effect as though the payor had specifically designated such extra sums to be so applied to principal, and the holder of the Note shall accept such extra payment or payments as a premium-free prepayment. If any such amounts are in excess of the principal then outstanding, such excess shall be paid to the Company. In no event shall any agreed-to or actual exaction as consideration for the Loan transcend the limits imposed or provided by the law applicable to this transaction or the Company in the jurisdictions in which the Facility or any other security for payment of such Note is located for the use or detention of money or for forbearance in seeking its collection.

SECTION 2.    REPRESENTATIONS AND WARRANTIES.

        The Company represents and warrants that:

        2.1.    Financial Statements. You have been furnished with copies of the consolidated balance sheet of Cal-Maine Foods, Inc. and its Subsidiaries as of the Saturday nearest May 31 in each of the years 1986 to 2005, inclusive, and the related consolidated statements of operations, changes in stockholders’ equity and changes in financial position of the Company and its Subsidiaries for the fiscal years ended on said dates, accompanied in each case by the opinion of its independent certified public accountants.

        Said financial statements, including the related schedules and notes, are complete and correct and fairly present (a) the financial condition of the Company and its Subsidiaries as at the respective dates of said balance sheets and (b) the results of the operations and changes in financial position of the Company and its Subsidiaries for the fiscal years ended on said dates, all in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated therein or in the notes thereto) throughout the periods involved.

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        2.2.    No Material Changes. There has been no material adverse change in the business, operations, properties, assets, prospects or condition, financial or other, of the Company and its Subsidiaries subsequent to May 31, 2005.

        2.3.    Liens. Exhibit “C” hereto correctly sets forth all material Liens securing Indebtedness for money borrowed of the Company and its Subsidiaries existing on the date hereof.

        2.4.    Organization, Authority and Good Standing; Subsidiaries. Exhibit “D” hereto correctly sets forth the name and jurisdiction of incorporation of each entity comprising the Company and a listing of the majority stockholders (by name or category) and partners of the Company and their respective interests in the Company as of the date set forth thereon. The shares of stock and/or partnership and/or limited liability company interests listed in Exhibit “D” have been duly issued and are fully paid and non-assessable. More than fifty percent (50%) of the outstanding Voting Stock of Cal-Maine Foods, Inc. is owned by Fred Adams, Jr. and his immediate family (as defined in Section 6.2), and more than fifty percent (50%) of the Voting Stock of Cal-Maine Foods, Inc. and its ownership interests in Hillandale, LLC are and shall remain free and clear of all Liens notwithstanding any subsequent transfer or transfers to members of the immediate family of Fred Adams, Jr. (as defined in Section 6.2). Except as indicated on Exhibit “D”, no person or entity has any right, contingent or otherwise, to purchase any such shares of stock and/or ownership interests. Cal-Maine Foods, Inc. is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, and Hillandale, LLC is a duly organized and validly existing limited liability company in good standing under the laws of the State of Florida, and each such entity has full power and authority to own its properties and assets and to carry on the business which it now owns and carries on. Cal-Maine Foods, Inc. has no Subsidiaries other than Cal-Maine Farms, Inc., South Texas Applicators, Inc., Southern Equipment Distributors, Inc., CMF of Kansas, LLC, Hillandale, LLC and American Egg Products, LLC as of the date hereof. Exhibit “D” also correctly sets forth (a) the name and jurisdiction of incorporation of each Subsidiary of the Company, and (b) a statement of the capitalization of each such Subsidiary and the ownership of its stock. The shares of stock in such Subsidiaries listed in Exhibit “D” as owned by the Company are so owned as of the date of this Agreement, free and clear of all Liens, and all such shares of stock have been duly issued and are fully paid and non-assessable. Unless indicated on Exhibit “D”, no person or entity has any right, contingent or otherwise, to purchase any such shares of stock. Cal-Maine Farms, Inc. and South Texas Applicators, Inc. are duly organized and validly existing corporations in good standing under the laws of the State of Delaware, and have full power and authority to own their properties and assets and to carry on the businesses which they now own and carry on. Southern Equipment Distributors, Inc. is a duly organized and validly existing corporation in good standing under the laws of the State of Mississippi, and it has full power and authority to own its properties and assets and to carry on the business which it now owns and carries on. CMF of Kansas, LLC is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, and has full power and authority to own its properties and assets and to carry on the business which it now owns and carries on. The Company and each of its Subsidiaries are duly qualified and in good standing as foreign corporations in each jurisdiction wherein the nature of the property owned or leased by them or the nature of the business transacted by them makes such qualification necessary. There are no Subsidiaries of Cal-Maine Farms, Inc., South Texas Applicators, Inc., Southern Equipment Distributors, Inc., Hillandale, LLC or CMF of Kansas, LLC as of the date hereof.

Loan Agreement, Page 8

        2.5.    Title to Properties. The Company and its Subsidiaries have good and marketable fee title to all the real properties (other than leaseholds) and good and marketable title to all other material property reflected on the balance sheet of the Company and its Subsidiaries as of May 31, 2005 referred to in Section 2.1, or purported to have been acquired by the Company or its Subsidiaries after said date, excepting, however, property sold or otherwise disposed of subsequent to said date in the ordinary course of business.

        2.6.    Leases and Liens. None of the properties or assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of May 31, 2005 referred to in Section 2.1, or acquired by the Company or its Subsidiaries after said date, is held by the Company or its Subsidiaries subject to any Lien which would not be permitted by Section 7.4(a) or which is not disclosed in Exhibit “C” hereto. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of the leases under which they are operating as Lessee, and all such leases are valid, including, without limitation, in each instance, good title being vested in the lessor thereunder, and subsisting and in full force and effect.

        2.7.    Licenses. The Company and its Subsidiaries possess and shall continue to possess all trademarks, trade names, copyrights, patents, governmental licenses, franchises, certificates, consents, permits and approvals necessary to enable them to carry on their business in all material respects as now conducted and to own and operate the properties material to their business as now owned and operated, without known conflict with the rights of others. All such trademarks, trade names, copyrights, patents, licenses, franchises, certificates, consents, permits and approvals which are material to the operations of the Company and its Subsidiaries, taken as a whole, are valid and subsisting.

        2.8.    Litigation. To the best knowledge of the Company after due inquiry and investigation, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any of its Subsidiaries) pending or threatened against or affecting the Company or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involve any of the transactions herein contemplated or the possibility of any material and adverse change in the business, operations, properties, assets, prospects or condition, financial or other, of the Company and its Subsidiaries; and neither the Company nor any its Subsidiaries is in default or violation of any law or any rule, regulation, judgment, order, writ, injunction, decree or award of any court, arbitrator or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which default or violation might have a material adverse effect on the business, operations, properties, prospects or condition, financial or other, of the Company and its Subsidiaries, taken as a whole, and for which sufficient reserves have been set aside to pay, in the event of an adverse judgment, all damages claimed thereunder.

        2.9.    No Burdensome Provisions. Neither the Company nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate or legislative restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects or in the future may (so far as the Company can now reasonably foresee) materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or other, of the Company and its Subsidiaries, taken as a whole.

Loan Agreement, Page 9

        2.10.    Compliance with Other Instruments. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any bond, debenture, note or other evidence of Indebtedness of the Company or its Subsidiaries or contained in any instrument under or pursuant to which any thereof has been issued or made and delivered. Neither the execution and delivery of this Agreement and the Collateral Documents by the Company, the consummation by the Company of the transactions herein and therein contemplated, nor compliance by the Company with the terms, conditions and provisions hereof and thereof and of the Note will violate any provision of law or rule or regulation thereunder or any order, injunction or decree of any court or other governmental body to which the Company or its Subsidiaries is a party or by which any term thereof is bound or conflict with or result in a breach of any of the terms, conditions or provisions of the corporate charter or by-laws or limited liability company agreement of the Company or its Subsidiaries or of any agreement or instrument to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound, or constitute a default thereunder, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of the Company or its Subsidiaries (other than the Liens created by the Collateral Documents). No consent of the stockholders or partners or other action of the Company or its Subsidiaries is required for the execution, delivery and performance of this Agreement, the Collateral Documents or the Note by the Company other than as delivered to you prior to Closing, if any.

        2.11.    Disclosure. Neither this Agreement, the Collateral Documents nor any of the Exhibits hereto, nor any certificate or other data furnished to you in writing by or on behalf of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. To the best knowledge of the Company after due inquiry and investigation, there is no fact which materially and adversely affects or in the future may (so far as the Company can now reasonably foresee) materially and adversely affect the business, operations, properties, assets, prospects or condition, financial or other, of the Company and its Subsidiaries, taken as a whole, which has not been disclosed to you in writing.

        2.12.    ERISA. The Company represents, warrants and covenants that it is acting on its own behalf and that as of the date hereof, it is not an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, each of the foregoing hereinafter referred to collectively as a “Plan”, and the assets of the Company do not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation Section 2510.3-101. The Company also represents, warrants and covenants that it will not be reconstituted as a Plan or as an entity whose assets constitute “plan assets”.

Loan Agreement, Page 10

        2.13.    Regulation G; Use of Proceeds. Neither the Company nor any of its Subsidiaries owns or has any present intention of acquiring any “margin stock” as defined in Regulation G (12 C.F.R., Chapter II, Part 207) of the Board of Governors of the Federal Reserve System (herein called “margin stock”). The proceeds from the issuance of the Note will be used by the Company to finance the acquisition of a fifty-one percent (51%) interest in Hillandale, LLC. None of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulation G. Neither the Company nor its Subsidiaries nor any agent acting on their behalf has taken or will take any action which might cause the transaction contemplated herein to violate said Regulation G, Regulation T (12 C.F.R., Chapter II, Part 220) or Regulation X (12 C.F.R., Chapter II, Part 224) or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

        2.14.    Tax Liability. The Company and its Subsidiaries have filed all tax returns which are required to be filed and have paid all taxes which have become due pursuant to such returns and all other taxes, assessments, fees and other governmental charges upon the Company and its Subsidiaries and upon their properties, assets, income and franchises which have become due and payable by the Company or its Subsidiaries except those wherein the amount, applicability or validity are being contested by the Company or its Subsidiaries by appropriate proceedings in good faith and in respect of which adequate reserves have been established. In the opinion of the Company, all tax liabilities of the Company and its Subsidiaries were adequately provided for as of May 31, 2005 and are now so provided for on the books of the Company and its Subsidiaries.

        2.15.    Governmental Action. No action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by the Company of this Agreement, the Collateral Documents or the Note (other than recordation of the Deed of Trust and/or Leasehold Assignments and financing statements among the public records of the counties in which the components of the Facility are located and the filing of financing statements with respect to the Collateral (as defined in the Security Agreement) in the Office of the Secretary of State of the State of Florida, all of which will have been duly recorded or filed on or prior to the Closing Date).

        2.16.    Offering of Note. Neither the Company nor any agent acting on its behalf has, either directly or indirectly, sold or offered for sale or disposed of, or attempted or offered to dispose of, the Note or any part thereof, or any similar obligation of the Company, to, or has solicited any offers to buy any thereof from, or has otherwise approached or negotiated in respect thereof with, any Person or Persons other than you and no more than six other institutional investors; and the Company agrees that neither it nor any agent acting on its behalf will sell or offer for sale or dispose of, or attempt or offer to dispose of, any thereof to, or solicit any offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to bring the issuance or delivery of the Note within the provisions of Section 5 of the Securities Act of 1933, as amended.

Loan Agreement, Page 11

        2.17.    Hazardous Waste. Neither the Facility nor any portion thereof nor any other property owned or controlled at any time by the Company or its Subsidiaries has been or will be used by the Company or its Subsidiaries, or any tenant of the Facility or any portion thereof or such other property, for the production, release, storage, handling or disposal of hazardous or toxic wastes or materials other than those fuels, pesticides, herbicides and other chemicals customarily used in agricultural operations of the type currently conducted by the Company or its Subsidiaries at the Facility or such other property, all of which have been and will be used in accordance with all applicable laws and regulations.

        2.18.    Separate Property; No Flood Zone. All real property parcels comprising the Facility are taxed and billed separately from other real property, whether or not subject to the Deed of Trust, and none of the improvements located at the Facility are located within a flood zone in an area designated as having special flood hazards, as defined by the Flood Disaster Prevention Act of 1973, as amended.

        2.19.    No Affiliation. No director, officer or majority stockholder of the Company or any Subsidiary is an officer or director of yours or is a relative of an officer or director of yours within the following categories: a son, daughter or descendant of either; a stepson, stepdaughter, stepfather, stepmother; father, mother or ancestor of either, or a spouse. It is expressly understood that for the purpose of determining any of the foregoing relationships, a legally adopted child of a person is considered a child of such person by blood.

        2.20.    No Foreign Person. To the best knowledge of the Company after due inquiry and investigation, neither the Company nor any of its Subsidiaries nor any stockholder of the Company (except for a minority of the stockholders of Cal-Maine Foods, Inc.) or any Subsidiary is, and no legal or beneficial interest in a stockholder of the Company or any Subsidiary is or will be held, directly or indirectly, by, a “foreign person” under the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, the Foreign Investments in Real Property Tax Act of 1980, the amendments of such Acts or regulations promulgated pursuant to such Acts.

        2.21.    Title to Property and Collateral. As of the Closing Date, the Company has good and marketable title in fee simple to such of the Property (as defined in the Deed of Trust) as constitutes real property and good and merchantable title to the Collateral (as defined in the Security Agreement) subject in each case to no Liens other than the Liens of the Collateral Documents and Permitted Encumbrances.

        2.22.    Additional Representations and Warranties. As of the date hereof, the representations and warranties contained in the Borrower’s Affidavit or any other document executed herewith are true and correct.

SECTION 3.    CONDITIONS OF THE LOAN.

        Your obligation to make the loan, as provided in Section 1.2, on the Closing Date shall be subject to the conditions precedent that you have received on or before the Closing Date in form and substance satisfactory to your counsel, such assurances and evidence as you may require of the performance by the Company of all its agreements theretofore to be performed hereunder, to the accuracy of its representations and warranties herein contained and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

Loan Agreement, Page 12

        3.1.    Opinion of Company’s Counsel. You shall have received on the Closing Date from Young Williams, P.A., 2000 Amsouth Plaza, Jackson, Mississippi 39201, counsel for the Company, and from Florida counsel for the Company, favorable opinions as to such matters incident to the transactions contemplated by this Agreement as you may reasonably request.

        3.2.    Legality. You shall have satisfied yourself that the loan being made by you on the Closing Date shall qualify on the Closing Date as a legal investment for life insurance companies under the New York Insurance Law (without resort to any provision of such law, such as Section 1405(a)(8) thereof, permitting limited investments by you without restriction as to the character of the particular investment) and such loan shall not subject you to any penalty or other onerous condition under or pursuant to any applicable law or governmental regulation; and you shall have received such certificates or other evidence as you may reasonably request to establish compliance with this condition.

        3.3.    Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and the Collateral Documents, and all documents incidental thereto, shall be satisfactory in form and substance to you; and you shall have received copies of all documents which you may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance satisfactory to you.

        3.4.    Representations True; No Default. The representations and warranties of the Company in this Agreement and in the Collateral Documents shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date; on the Closing Date no event which is, or with notice or lapse of time or both would be, an Event of Default shall have occurred and be continuing; and you shall have received an affidavit, dated the Closing Date, of the Company to each such effect.

        3.5.    Collateral Documents. You shall have received on the Closing Date fully executed original counterparts of each of the Collateral Documents.

        3.6.    Opinion of Lender’s Counsel. You shall have received on the Closing Date from Lowndes, Drosdick, Doster, Kantor & Reed, P.A., 215 North Eola Drive, Orlando, Florida 32801, counsel for you, a favorable opinion as to such matters incident to the transactions contemplated by this Agreement as you may reasonably request.

        3.7.    Environmental Audit Results. The results of the environmental audit of the Facility, and any remedial action required to be taken by the Company as a result of such audit, are complete and satisfactory to you.

        3.8.    INTENTIONALLY DELETED.

        3.9.    Title Requirements. You shall be furnished on the Closing Date with a ALTA-1970 Form of mortgagee title insurance policies issued by a title insurance company acceptable to you insuring that the Deed of Trust (and/or any Leasehold Assignments) is a first lien and that title to the Facility is not subject to other liens or assessments except for the Deed of Trust (and/or any Leasehold Assignments) and the other recorded documents securing the Loan, and such encumbrances as agreed to in writing by you and the Company and insuring the Deed of Trust (and/or any Leasehold Assignments) for $28,000,000.00 in the aggregate. The title insurance policy shall contain no exceptions other than those which are approved and accepted by you. The title insurance is to contain such endorsements as may be required by you and shall be paid for by the Company. You shall also be furnished with such UCC searches as you may require relating to the Company and the Facility. Any such objectionable filings contained therein shall be released or amended as you may reasonably require.

Loan Agreement, Page 13

SECTION 4.    REPRESENTATION OF LENDER.

        4.1.    Acquisition for Investment. This Agreement is made with you in reliance upon your representation to the Company (which, by your acceptance hereof, you confirm) that you are acquiring the Note for your own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereto; provided, however, that the disposition of your property shall at all times be within your control. In the event that you do sell or otherwise dispose of the Note, you agree to notify the Company at least sixty (60) days in advance of any such sale or disposition.

SECTION 5.    FINANCIAL STATEMENTS; COMPLIANCE CERTIFICATES; ADDITIONAL INFORMATION; AND INSPECTION.

        5.1.    Financial Statements and Reports. From and after the date hereof and so long as you (or a nominee designated by you) shall hold the Note, the Company will deliver to you in duplicate:

(a) as soon as practicable after the end of each quarter in each fiscal year of the Company, and in any event within 60 days after the end of each quarter in each fiscal year of the Company, the interim consolidated statements of earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries for such period and for that part of the fiscal year ended with such period and the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto) and certified by the Chief Financial Officer of the Company (or in his or her absence, the Chief Executive Officer) as presenting fairly the financial condition and results of operations of the Company and its Subsidiaries as at the end of and for the fiscal periods to which they relate, subject to the Company’s year-end adjustments;

(b) as soon as practicable after the end of each fiscal year, and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet and related consolidated statements of earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the corresponding figures of the previous fiscal year, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of previous years (except as otherwise stated therein or in the notes thereto) and accompanied by a report or opinion of independent certified public accountants selected by the Company stating that such financial statements present fairly the consolidated financial condition and results of operations and changes in financial position of the Company and its Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

Loan Agreement, Page 14

(c) concurrently with the financial statements delivered pursuant to Section 5.1(b), the written statement of said accountants, which accountants shall be reasonably acceptable to you, that in the ordinary course of making their normal examination necessary for their report or opinion on said financial statements they have obtained no knowledge of any Event of Default or event which, with notice or lapse of time or both, would become an Event of Default or, if such accountants shall have obtained knowledge of any such Event of Default or event, they shall disclose in such statement the Event or Events of Default and/or such event or events and the nature and status thereof, but such accountants shall not be liable, directly or indirectly, to anyone for any failure to obtain knowledge of any such Event of Default or event;

(d) concurrently with the financial statements delivered pursuant to Sections 5.1(a) and 5.1(b), a certificate of the Chief Financial Officer of the Company (or in his or her absence, the Chief Executive Officer) (1) setting forth, as of the end of the preceding fiscal year, the extent to which the Company and its Subsidiaries have complied with the requirements of Sections 8.1 through 8.16, inclusive, including in each case a brief description, together with all necessary computations, of the manner in which such compliance was determined and the respective amounts as of the end of or for such fiscal year of Consolidated Tangible Net Worth pursuant to Section 8.2, Total Funded Debt and Total Capitalization pursuant to Section 8.1, cash flow coverage ratio pursuant to Section 8.4, and the amount available for dividends pursuant to Section 8.10, (2) stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under his or her supervision to determine whether the Company has fulfilled all of its obligations under this Agreement, the Collateral Documents and the Note, (3) stating that, to the best of his or her knowledge, the Company is not and has not been in default in the fulfillment of any of the terms, covenants, provisions or conditions hereof and thereof and no Event of Default or event which, with notice or lapse of time or both, would become an Event of Default exists or existed or, if any such default or Event of Default or event exists or existed, specifying such default, Event of Default or event and the nature and status thereof, and (4) giving, in the event of the formation or acquisition of a Subsidiary during the preceding fiscal year, the name of such Subsidiary, its jurisdiction of incorporation and a brief description of its business;

(e) as soon as practicable, copies of all financial statements, proxy statements and reports as the Company or its Subsidiaries shall send or make available generally to their stockholders and, if requested by you, to any governmental agency or agencies and regular periodic reports, if any, which the Company or its Subsidiaries may file with any governmental agency or agencies;

Loan Agreement, Page 15

(f) promptly upon any officer of the Company becoming aware of the existence of a condition, event or act which constitutes an Event of Default or an event of default under any other evidence of Indebtedness of the Company or of any Subsidiary, or an event which, with notice or lapse of time or both, would constitute such an Event of Default or event of default, a written notice specifying the nature and period of existence thereof and what action the Company or such Subsidiary, as the case may be, is taking or proposes to take with respect thereto;

(g) promptly upon any officer of the Company becoming aware of the occurrence of any (1) “reportable event,” as defined in Section 4043(b) of ERISA, or (2) non-exempted “prohibited transaction,” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended in connection with any “employee pension benefit plan,” as defined in Section 3 of ERISA, or any trust created thereunder, a written notice specifying the nature thereof, what action the Company or such Subsidiary is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect thereto;

(h) promptly upon any officer of the Company becoming aware of the occurrence of (1) any surrender of assets of the Company or its Subsidiaries in satisfaction of any Indebtedness, (2) the dissolution of any material operating partnership or real estate ownership partnership of the Company or its Subsidiaries, (3) the termination or expiration of any material lease of real property to which the Company or its Subsidiaries is lessee, or (4) the commencement of any litigation, including any arbitration or mediation, and of any proceedings before any governmental agency which could materially and adversely affect the business, properties, prospects or financial condition of the Company and its Subsidiaries taken as a whole (including any such action commenced by counterclaim), written notice specifying the nature thereof and what action the Company or such Subsidiary, as the case may be, is taking with respect thereto; and

(i) such other information as to the business and properties of the Company and its Subsidiaries, including consolidating financial statements of the Company and its Subsidiaries, and financial statements and other reports filed with any governmental department, bureau, commission or agency, as you may from time to time reasonably request.

        5.2.    Inspection. From and after the date hereof and so long as you (or a nominee designated by you) shall hold the Note, you shall have the right to (i) visit and inspect, at your expense, any of the properties, all at such reasonable times and as often as you may reasonably request, of the Company and its Subsidiaries, to examine their books of account and those of their Subsidiaries, and to discuss the affairs, finances and accounts of the Company or any Subsidiary with each of their officers and managers and independent public accountants, and (ii) contact such third parties doing business with the Company and its Subsidiaries, and to engage in such other auditing procedures as you deem reasonable to ensure the validity of your security interests or the accuracy of the Company’s representations, warranties and certifications. In connection with such inspections, you and your engineers, contractors and other representatives shall have the right to perform such environmental audits and other environmental examinations of the Facility as you deem necessary or advisable from time to time. Such environmental audits and examinations shall be at the Company’s cost and expense.

Loan Agreement, Page 16

SECTION 6.    PRINCIPAL PAYMENT OF NOTE.

        6.1.    Principal Payments — Mandatory and Optional Prepayment. (A) The Company covenants and agrees that it will monthly pay $150,000.00 principal on the unpaid Note on the first day of each month, commencing January 1, 2007 to and including November 1, 2020. Such mandatory principal payments on the Note shall be applied to the outstanding Base Rate Tranche and any Swapped Rate Tranches in proportion to the outstanding principal balances of each at the time of each such payment. All remaining principal thereafter shall be paid December 1, 2020. All mandatory principal payments pursuant to this Section 6.1 shall be made together with interest accrued on the unpaid balance of the Note as required in the Note, but without prepayment premium.

        (B)     The Company may, at its option, prepay the Base Rate Tranche in whole or in part (in integral multiples of $10,000) at par on the first day of any Base Rate Interest Period more than twelve (12) months after the date hereof. The Swapped Rate Tranche may be prepaid in whole or in part (in integral multiples of $10,000) on the first day of any month more than twelve (12) months after the date hereof in an amount equal to the Prepayment Price, as hereafter defined, together with accrued interest as required in the Note to the date of such prepayment, provided the Company shall give notice of any such prepayment to the holder of the Note not less than 30 nor more than 60 days prior to the date fixed in such notice for prepayment (the “Prepayment Date”). Principal shall be applied to the outstanding principal balance in the inverse order of maturity. No other prepayments of the Note shall be permitted.

        6.2.    Prepayment of Note Upon Change of Control. In the event that a Change of Control Date (as hereinafter defined) shall occur, the Company will, within 10 days after such Change of Control Date, give you written notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto. Upon the occurrence of a Change of Control Date, the Company will prepay, if you shall so request, all of the Note which you then hold at the Prepayment Price (as hereinafter defined) plus interest accrued to the date of prepayment. Said request (the “Prepayment Notice”) shall be made by you in writing not later than the later of (a) 60 days after the Change of Control Date and (b) 50 days after you receive notice of the Change of Control Date, and said request shall specify the date (also referred to as the “Prepayment Date”) upon which the Company shall prepay the Note held by you, which date shall be not less than 30 days nor more than 60 days from the date of the Prepayment Notice.

        The term “Change of Control Date” shall mean the first day on which any Person, or group of related Persons, (i) shall acquire beneficial ownership of fifty percent (50%) or more of the Voting Stock or partnership or limited liability company interests of the Company, as the case may be; (ii) shall acquire all or substantially all of the assets of the Company; or (iii) shall acquire beneficial ownership of 50% or more of the outstanding Voting Stock or other interest of an entity with or into which the Company has merged or consolidated, whether pursuant to a statutory merger or consolidation or otherwise. A transfer of such shares of stock or other interest under the terms of a will or by intestate succession shall not be deemed a transfer under the terms of this paragraph. For purposes of this Section 6.2 only, the term “Person” shall not include Fred Adams, Jr. or any members of his immediate family within the following categories: a son, daughter or spouse or descendant of either; a stepson, stepdaughter, stepfather or stepmother; father, mother, or ancestor of either; or a spouse; and with respect to Hillandale LLC, the term “Person” shall not include Cal-Maine Foods, Inc. It is expressly understood that for the purpose of determining any of the foregoing relationships, a legally adopted child of a person is considered a child of such person by blood.

Loan Agreement, Page 17

        6.3.    Prepayment Price. On any Prepayment Date, the Company shall prepay the Note held by you at the Prepayment Price plus interest accrued thereon to the Prepayment Date. Payment of the Prepayment Price shall be made as provided in Section 11.5.

        The Prepayment Price shall be determined by you in good faith, as of 5:00 p.m., New York time, on the fifth Business Day prior to the Prepayment Date. Such Prepayment Price, as calculated by you, will be binding upon the Company, absent manifest error. Promptly upon such determination you shall notify the Company in writing of the amount of such Prepayment Price, setting forth in reasonable detail the computation thereof.

        The term “Prepayment Price” shall mean the greater of (x) par, or (y) the sum of the values of (1) each remaining mandatory principal payment prior to the next interest rate adjustment date, if any, or maturity, as the case may be, and (2) the principal payment at maturity (if there is an interest rate adjustment date, the entire outstanding principal balance as of such date shall be deemed due and payable solely for purposes of determining the Prepayment Price) (each such mandatory payment and such payment at maturity being herein referred to as a “Payment”) plus the value of all related scheduled interest payments on the Note to be prepaid during the period from the Prepayment Date to the date of each Payment. The value of each Payment and such related scheduled interest payments shall be determined by discounting, at the applicable Treasury Rate, such Payment and such related scheduled interest payments from the respective scheduled payment dates of such Payment and such related scheduled interest payments to the Prepayment Date. The Treasury Rate with respect to each Payment and such related scheduled interest payments is the yield which shall be imputed, by linear interpolation, from the current weekly yield of those United States Treasury Notes having maturities as close as practicable to the scheduled payment date of the Payment, as published in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication thereto.

        The Company hereby expressly acknowledges and agrees (i) that the prepayment premium provided for herein is reasonable, (ii) that legal counsel of the Company’s own choosing has advised the Company with respect to such prepayment premium, (iii) that any prepayment made at a time when it is otherwise restricted under the Note will result in material loss and damage to the holder of the Note, requiring such holder to secure reinvestments at additional costs which might not produce the same economic benefit to such holder as the economic benefits under the Note, (iv) that the foregoing prepayment premium is a reasonable estimate of such loss and damage, and (v) the Company shall be estopped hereafter from claiming differently as to any of the foregoing. The foregoing prepayment premium is not intended to be a penalty, but instead shall serve as liquidated damages to provide you with the benefit of your bargain.

Loan Agreement, Page 18

        6.4.    Interest After Date Fixed for Principal Payment. In the event the Company shall fail to pay the Note or any payment owing in respect of the Note according to the terms thereof and hereof (inclusive of any other permitted payments of which the Company has notified you) within fifteen (15) days of the date fixed for such principal payment, such payment shall bear interest at the Overdue Interest Rate from and after the sixteenth (16th) day following such date until paid and, so far as may be lawful, any overdue installment of interest shall bear interest at said rate from and after said sixteenth (16th) day until paid. Until the earlier of such sixteenth (16th) day or the date payment is received by you, interest shall continue to accrue at the current interest rate on the outstanding principal balance.

SECTION 7.    AFFIRMATIVE COVENANTS.

        The Company covenants and agrees that so long as the Note shall be outstanding:

        7.1.    To Pay Note. The Company will punctually pay or cause to be paid the principal and interest (and prepayment premium, if any) to become due in respect of the Note according to the terms thereof and hereof (inclusive of any other permitted payments of which the Company has notified you).

        7.2.    Maintenance of Office. The Company will maintain an office at 3320 Woodrow Wilson Drive, Jackson, Mississippi 39207 (or such other place in the United States of America as the Company may designate in writing to the holder of the Note).

        7.3.    To Keep Books. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in accordance with generally accepted accounting principles.

        7.4.    Payment of Taxes; Corporate Existence; Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to,

(a) pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon them, their income or profits or their property before the same shall become in default, as well as all lawful claims and liabilities of any kind (including claims and liabilities for labor, materials and supplies) which, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiary shall have set aside on its books reserves in respect thereof (segregated to the extent required by generally accepted accounting principles) deemed adequate in the opinion of the Board of Directors or general partner or limited liability company manager;

(b) subject to Section 8.6A, do all things necessary to preserve and keep in full force and effect their corporate or partnership or limited liability company existence, rights (charter and statutory) and franchises; provided, however, that neither the Company nor any Subsidiary shall be required to preserve any right or franchise if the Board of Directors or general partner or limited liability company manager shall reasonably determine that the preservation thereof is no longer desirable in its conduct of business; and

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(c) maintain and keep all of their properties used or useful in the conduct of their business in good condition, repair and working order and supplied with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.4(c) shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of any of their properties (other than Collateral), if such discontinuance is, in the judgment of the Company or such Subsidiary, immaterial to the Company as a whole and desirable in the conduct of the business of the Company or such Subsidiary.

        7.5.    To Insure. The Company will, and will cause each of its Subsidiaries to (in addition to the insurance required to be maintained pursuant to Paragraph 1.05 of the Deed of Trust and Section 2(e) of the Security Agreement):

(a) keep all of their insurable properties owned by them insured against all risks usually insured against by persons operating like properties in the same geographical areas where the properties are located, all in amounts sufficient to prevent the Company or such Subsidiary, as the case may be, from becoming a coinsurer within the terms of the policies in question, but in any event in amounts not less than 100% of the then full replacement value thereof;

(b) maintain public liability insurance against claims for personal injury, death or property damage suffered by others upon or in or about any premises occupied by it or occurring as a result of its maintenance or operation of any airplanes, automobiles, trucks or other vehicles or other facilities (including, but not limited to, any machinery used therein or thereon) or as the result of the use of products sold by it or services rendered by it;

(c) maintain such other types of insurance with respect to its business as is usually carried by persons of comparable size engaged in the same or similar business and similarly situated; and

(d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any State or jurisdiction in which it may be engaged in business.

        All insurance for which provision has been made in Section 7.5(b) and Section 7.5(c) shall be maintained in at least such amounts as such insurance is usually carried by persons of comparable size engaged in the same or a similar business and similarly situated; and all insurance herein provided for shall be effected under a valid and enforceable policy or policies issued by insurers of recognized responsibility, except that the Company or such Subsidiary may effect worker’s compensation or other similar insurance in respect of operations in any State or other jurisdiction either through an insurance fund operated by such State or other jurisdiction or by causing to be maintained a system or systems of self-insurance which are in accord with applicable laws.

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SECTION 8.    RESTRICTIVE COVENANTS.

        The Company covenants and agrees that so long as the Note shall be outstanding:

        8.1.    Additional Funded Debt. The Company and its Subsidiaries shall not, directly or indirectly, create, assume, incur, become liable for or with respect to any additional Funded Debt unless, immediately thereafter, the ratio of Total Funded Debt to Total Capitalization is not greater than 60%. For purposes of the calculations required under this Section 8.1, it shall be understood and agreed that guarantees of Debt owed by Delta Egg Farm, LLC given by the Company shall be included in Total Funded Debt.

        8.2.    Consolidated Tangible Net Worth. The Company and its Subsidiaries shall not permit the Consolidated Tangible Net Worth to be less than Ninety Million Dollars ($90,000,000.00) plus forty-five percent (45%) of the Company’s cumulative Net Income determined on a consolidated basis in accordance with GAAP for each Fiscal Year to have completely elapsed as of the date of determination, commencing with the Fiscal Year ending May 28, 2005, but specifically excluding any annual net losses reported by the Company.

        8.3.    Current Ratio. The Company and its Subsidiaries will not permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities (excluding Consolidated Current Deferred Taxes) to be less than 1.25:1.0.

        8.4.    Cash Flow Coverage. The Company and its Subsidiaries shall not at any time permit the ratio of Operating Cash Flow to Fixed Charges to be less than 1.25:1.0.

        8.5.    Restricted Investments; Pledge of Stock.

        (A)     The Company or any Subsidiary shall not make any Restricted Investments; provided, however, so long as no Event of Default is then existing or would result therefrom, the Company or any Subsidiary may make Permitted Investments. The Company shall not purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, or permit any of its Subsidiaries to purchase or otherwise acquire for value any stock of the Company; provided that the Company may, as long as no Event of Default or event that with the giving of notice or lapse of time or both would be an Event of Default exists or would result, purchase its outstanding common shares in any Fiscal Year in an aggregate amount not to exceed in each fiscal year: (A) Five Hundred Thousand and No/100 Dollars ($500,000), if at the time of each such purchase the ratio of Total Funded Debt to Total Capitalization after giving pro forma effect to the purchase is greater than or equal to 60% and (B) One Million and No/100 Dollars ($1,000,000), if at the time of such purchase the ratio of Total Funded Debt to Total Capitalization after giving pro forma effect to the purchase is less than 60%; provided that if during any fiscal year the ratio of Total Funded Debt to Total Capitalization increases so it equals or exceeds 60%, purchases made up to that point under this clause (B) shall be permitted and any additional purchases shall only be made under the permissions of clause (A) until the ratio is less than 60%. In addition, Borrower may, as long as no Event of Default or event that with the giving of notice or lapse of time or both would be an Event of Default exists or would result, purchase any amount of its outstanding common shares in any Fiscal year if, after giving effect to each such purchase, the ratio of Total Funded Debt to Total Capitalization would be less than 55%; provided that if during any fiscal year the ratio of Total Funded Debt to Total Capitalization increases to 55% or greater, prior purchases made under the provisions of this paragraph shall be permitted and any additional purchases shall only be made under the permissions of clauses (A) and (B) in the previous sentence until the ratio is less than 55%.

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        (B)     Notwithstanding any subsequent transfer or transfers to members of his immediate family (as defined on Section 6.2), more than fifty percent (50%) of the Company’s outstanding Voting Stock currently owned by Fred Adams, Jr. shall remain free and clear of any and all Liens at all times. All of the membership interests in Hillandale, LLC shall remain free and clear of any and all Liens at all times.

        (C)     Except as set forth in Section 8.5A, above, Cal-Maine Foods, Inc. shall timely complete its acquisition of all of the membership interests in Hillandale, LLC.

        8.6.    Merger, Consolidation, Sale or Lease.

        (A)     The Company will not consolidate with or merge into any Person, or permit any Person to merge into it, or sell, transfer or otherwise dispose of all or substantially all of their properties and assets, unless:

(1) the successor formed by or resulting from such consolidation or merger (if other than the Company) or the transferee to which such sale, transfer or other disposition shall be made shall be a solvent corporation duly organized and existing under the laws of the United States of America or any State thereof and authorized to do business in the States of Mississippi, Florida, Alabama, Georgia and Texas;

(2) the due and punctual performance and observance of all the obligations, terms, covenants, agreements and conditions of this Agreement, the Collateral Documents and the Note to be performed or observed by the Company shall, by written instrument furnished to the holder of the Note, be expressly assumed by such successor (if other than the Company) or transferee; and

(3) at the time of such transaction and assumption, and immediately after giving effect thereto, no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing.

        (B)     Except as permitted in Section 8.6A above, the Company will not, and will not permit any Subsidiary to, sell, assign, transfer or otherwise dispose of (other than in the ordinary course of business) any of its properties and assets to any Person, provided, however, the Company may, and may permit its Subsidiaries to, sell, assign, transfer or otherwise dispose of no more than fifteen percent (15%) of its Consolidated Assets in any one fiscal year if at the time of such transaction or transactions, and immediately after giving effect thereto, no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default shall have occurred and be continuing, and provided further that no Collateral shall be part of such assets sold, assigned, transferred or disposed.

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        8.7.    Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, engage in any transaction with an Affiliate on terms more favorable to the Affiliate than would have been obtainable in arm’s length dealing in the ordinary course of business with a Person not an Affiliate. The Company agrees that, to the extent there are any inter-company loans involving the Company or any Subsidiary on a date on which an Event of Default exists, no payment of any amounts owing in connection therewith may be made until the earlier of your waiver of such Event of Default or the repayment in full of all amounts owing to you in connection with the Loan. To the extent any amounts are received in any manner whatsoever in connection with such inter-company loans by an obligee thereof during the period described in the immediately preceding sentence, such amounts shall be held in trust for and paid over to you until you are in receipt of all amounts owing to you in connection with the Loan. For purposes of this Section 8.7 only, the term “Affiliates” shall exclude any wholly-owned Subsidiary of the Company.

        8.8.    Encumbrances On and Transfers of the Collateral. Except for Permitted Encumbrances, the Company and its Subsidiaries will not create, incur, assume or suffer to exist any Lien on any of the Collateral or any interest therein. Except as permitted by Sections 8.6A and 8.6B hereof, the Company and its Subsidiaries will not sell, convey, lease, assign or otherwise transfer all or any of the Collateral or any interest therein, whether voluntarily or by operation of law. In addition, and notwithstanding anything to the contrary in any security agreement or other instrument securing real property, the Company may sell or otherwise dispose of, free from such liens, furniture, furnishings, equipment, tools, appliances, machinery, fixtures, or appurtenances subject to such liens, which may become worn out, undesirable, obsolete, disused or unnecessary for use in the operation of the Facility not exceeding in value at the time of disposition thereof Two Hundred Fifty Thousand Dollars ($250,000.00) for any single transaction, or a total of Five Hundred Thousand Dollars ($500,000) in any one Fiscal Year, upon replacing the same by, or substituting for the same, other furniture, furnishings, equipment, tools, appliances, machinery, fixtures, or appurtenances not necessarily of the same character, but of at least equal value to the Company and costing not less than the amount realized from the property sold or otherwise disposed of, which shall forthwith become, without further action, subject to such liens and security interests.

        8.9.    Capital Expenditures. The Company shall not make, nor will it permit any Subsidiary to make, any expenditures for fixed or capital assets but excluding expenditures for rolling stock which would cause the aggregate of all such expenditures made by the Company and its Subsidiaries in any period of four (4) consecutive fiscal quarters to exceed the consolidated depreciation of the Company and the Subsidiaries for such period. For purposes of determining total fixed or capital assets under this Section 8.9 only, assets acquired by Cal-Maine Foods, Inc. through its recent acquisition of membership interests in Hillandale, LLC shall be excluded.

        8.10.    Distributions. The Company shall not make, or incur any liability to make, any distributions and/or dividends if either the Loan is in default or if such distributions and/or dividends would give rise to an Event of Default.

        8.11.    Fiscal Year and Tax Status. Neither the Company nor any Subsidiary shall change its Fiscal Year without prior written notice to you.

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        8.12.    Investments in Other Persons. Neither the Company nor its Subsidiaries shall make any loan or advance to, or investment in, any other Person, or purchase or otherwise acquire any shares of capital stock, obligations or other securities of, or make any capital contribution to, or otherwise invest in, any other Person, or acquire all or substantially all of the assets or properties of any other Person, except for Permitted Investments.

        8.13.    Sale and Leaseback Transactions. The Company and its Subsidiaries will not enter into any sale and leaseback transactions more than 180 days after the date of acquisition or occupancy of such asset, whichever shall be the later to occur, with the intention of leasing it back except

(a) where the lease, including renewals, does not exceed three years;

(b) where the transaction represents a sale by an Affiliate to the Company or by the Company to an Affiliate; or

(c) where the proceeds of the sale of the assets to be leased are at least equal to their Fair Market Value and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets to be used in the Company’s business or to the retirement of Funded Debt.

        8.14.    Inconsistent Agreements. The Company and its Subsidiaries shall not enter into any agreement containing any provision which would be violated or breached by the Loan or by the performance by the Company of its obligations hereunder or under the Note.

        8.15.    Change in Business or Accounting. The Company shall not make any material change in the nature or conduct of its business, or make or permit any significant change in accounting policies or reporting practices except for any such change required or permitted by GAAP or the Internal Revenue Service.

        8.16.    Charter and Bylaws. The Company will not amend, modify or change in any material manner the organizational documents or bylaws of the Company without your prior written consent.

SECTION 9.    DEFINITIONS.

        For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

        “Affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control with the Company or any Subsidiary or which beneficially owns or holds or has the power to direct the voting power of 5% or more of any class of Voting Stock or other equity interest of the Company or any Subsidiary or which has 5% or more of its Voting Stock (or in the case of a Person which is not a corporation, 5% or more of its equity interest) beneficially owned or held, directly or indirectly, by the Company or any Subsidiary. For purposes of this definition, “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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        “Board of Directors” means the board of directors of the Company or of a Subsidiary so specified or indicated by the context or, if duly authorized to exercise the power of the Board of Directors, any duly authorized committee thereof.

        “Business Day” shall mean any day on which banks are required to be open to carry on their normal business in the State of New York.

        “Capital Lease” means and includes at any time any lease of property, real or personal, which in accordance with GAAP would at such time be required to be capitalized on a balance sheet of the lessee.

        “Capital Lease Obligation” means at any time the capitalized amount of the rental commitment under a Capital Lease which in accordance with GAAP would at such time be required to be shown on a balance sheet.

        “Collateral” means all property and assets, and proceeds thereof, subjected, or intended to be subjected, at any time to the Liens of any of the Collateral Documents.

        “Company” shall mean, individually and collectively, Cal-Maine Foods, Inc., a Delaware corporation, and Hillandale, LLC, a Florida limited liability company, and, subject to Section 8.6A hereof, their respective successors and assigns.

        “Consolidated Assets” means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as assets on the consolidated balance sheet of the Company and its Subsidiaries.

        “Consolidated Current Assets” means, as of the date of determination thereof, the aggregate of all assets which in accordance with GAAP would be so classified and appear as current assets on the consolidated balance sheet of the Company and its Subsidiaries.

        “Consolidated Current Deferred Taxes” means, as of the date of determination thereof, the aggregate of all current deferred taxes which, in accordance with GAAP, would be so classified and appear as current deferred taxes on the consolidated balance sheet of the Company and its Subsidiaries.

        “Consolidated Current Liabilities” means, as of the date of determination thereof, the aggregate of all liabilities which in accordance with GAAP would be so classified and appear as current liabilities on the consolidated balance sheet of the Company and its Subsidiaries.

        “Consolidated Tangible Net Worth” means, as of any date of determination, the sum of the capital stock (including nonredeemable preferred stock but subtracting treasury stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) of the Company and its Subsidiaries, on a consolidated basis determined in conformity with GAAP, minus intangible assets such as organization costs and franchise costs, intangible assets recorded in accordance with Financial Accounting Standards No. E7, deferred debits not relating to future tax benefits and all Goodwill, trade names, trademarks, patents and other like intangibles (except for the Company’s investment in “Eggland’s Best”).

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        “Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or (ii) guarantees the payment of dividends or other distributions upon the shares of any other Person, or (iii) undertakes or agrees (contingently or otherwise) (a) to purchase, repurchase or otherwise acquire any Debt, obligation or liability or any security therefor, or (b) to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or (c) to make- payment other than for values received, or (d) to maintain solvency, assets, level of income, or other financial condition. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby.

        “Debt” of any Person means: (i) all obligations of such Person for borrowed money and all obligations evidenced by bonds, debentures, notes, acceptances or other similar instruments; (ii) all obligations relative to the face amount of all letters of credit, if drawn, and banker’s acceptances issued for the account of such Person; (iii) all obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as capitalized lease liabilities; (iv) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business payable on terms customary in the trade), (v) indebtedness secured by a Lien on property owned or being purchased by such Person whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (vi) all Contingent Liabilities of such Person in respect of any Debt of any Person, and (vii) any hedging obligations, if and to the extent such obligations must appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, consistently applied.

        “Default” means any event which, with the giving of notice or the passage of time or both, would constitute, become or mature into an Event of Default.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “Events of Default” has the meaning specified in Section 10.1.

        “Fair Market Value” means, with respect to any asset, the value of the consideration obtainable in a sale of such asset in the open market at a specified date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

        “Fiscal Year” means the 12 consecutive calendar months ending on the Saturday nearest May 31 of each calendar year; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “1997 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest May 31 of such calendar year.

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        “Fixed Charges” means, as of any date of determination, the sum of the following for the Company and the Subsidiaries (calculated without duplication on a consolidated basis) for the completed four quarter period immediately proceeding the date of determination or with respect to clause (ii) below, as of the date of determination: (i) all cash interest paid or payable for such period; (ii) the current maturities of long term Debt as carried on the Company’s consolidated balance sheet as of the date of determination (including payments made under capital leases); and (iii) all cash dividends paid on the capital stock of the Company for such period.

        “Funded Debt” of any Person means all Debt that matures more than one year from the date of determination or matures within one year from such date but is renewable or extendable, at the option of the debtor, to a date more than one year from such date or arises under a committed revolving credit or similar agreement that obligates the lender to extend credit during a period of more than one year from such date (in each case including amounts of Funded Debt required to be paid or prepaid within one year from the date of determination).

        “GAAP” means, as to a particular Person and at a particular time of determination, such accounting principles as, in the opinion of the independent public accountants regularly employed by such Person, conform at such time of determination to generally accepted accounting principles.

        “Goodwill” means, with respect to any Person for any period, the goodwill of such Person for such period determined in accordance with GAAP as in effect from time to time.

        “Indebtedness” means and includes (i) all indebtedness or obligations for money borrowed or for the purchase price of property (exclusive of orders or commitments made in the ordinary course of business for future delivery of goods or services prior to the time the obligation to pay becomes firm) and any notes payable and drafts accepted representing extensions of credit, whether or not representing indebtedness or obligations for money borrowed or for the purchase price of property, (ii) indebtedness or obligations secured by or constituting any Lien existing on property owned by the Person whose Indebtedness is being determined, whether or not the indebtedness or obligations secured thereby shall have been assumed, (iii) Capital Lease Obligations, (iv) guarantees and endorsements of (other than endorsements for purposes of collection in the ordinary course of business), and obligations to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or measured by, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and other contingent obligations in respect of, or to purchase or otherwise acquire or service, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and (v) all indebtedness, liabilities or obligations (whether or not representing money borrowed) in effect guaranteed by an agreement, contingent or otherwise, to make a loan, advance or capital contribution to or other investment in the debtor for the purpose of assuring or maintaining a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the debtor for such purpose. A renewal or extension of any Indebtedness without increase in the principal amount thereof shall not be deemed to be the incurrence of the Indebtedness so renewed or extended. In case any corporation shall become a Subsidiary, such corporation shall be deemed to have incurred at the time it becomes a Subsidiary all Indebtedness of such corporation outstanding immediately thereafter.

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        “Lien” means any mortgage, lien, pledge, security interest, encumbrance or charge of any kind, whether or not consensual, any conditional sale or other title retention agreement or any Capital Lease.

        “Net Income” means, for any period, the net income (or loss) of such Person for such period (taken as a single accounting period) determined in conformity with GAAP, excluding (to the extent otherwise included therein) any gains or losses, together with any related provision for taxes, realized upon any sale of assets other than in the ordinary course of business.

        “Operating Cash Flow” means, as of any date of determination, the sum of (A) plus (B), with

(A) equal to the quotient obtained by dividing by 3 the sum of (i) the Net Income of the Company and the Subsidiaries determined on a consolidated basis for the completed twelve quarter period immediately preceding the date of determination plus (ii), to the extent deducted in determining Net Income, all cash franchise and income taxes paid or payable by the Company and the Subsidiaries during the completed twelve quarter period immediately preceding the date of determination and with

(B) equal to the sum of, but without duplication and only in each case to the extent deducted in determining Net Income, (i) depreciation and amortization expenses for the completed four quarter period immediately preceding the date of determination; plus (ii) all cash interest paid or payable by the Company and the Subsidiaries for the completed four quarter period immediately preceding the date of determination.

        “Overdue Interest Rate” means the lesser of (a) five percent (5%) per annum over the Base Rate in effect immediately prior to the time the Overdue Interest Rate is applicable, and (b) the maximum interest rate provided by law.

        “Permitted Encumbrances” means those Liens described on Exhibit C to the Deed of Trust.

        “Permitted Investments” means (i) investments in one or more Affiliates or any Person which, concurrently with such investment, becomes a Subsidiary or Affiliate, (ii) property to be used in the ordinary course of business; (iii) current assets arising from the sale of goods and services in the ordinary course of business; (iv) direct obligations of the United States of America, or any agency thereof fully guaranteed by the United States of America, provided that such obligations mature within one year from the date acquired; (v) certificates of deposit maturing within one year from the date acquired or money market accounts issued by a bank or trust company organized under the laws of the United States or any of its states, and having capital surplus and undivided profits aggregating at least $100,000,000 and maintaining an equivalent Standard & Poor’s Corporation (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s) rating of “A”/“A2” or higher, (vi) commercial paper rated with the highest rating given by S&P or Moody’s and maturing not more than 270 days from the date acquired; (vii) certain issues of preferred stock known as “Dutch-Auction Preferred,” “Capital-Market Preferred,” “Remarked Preferred,” “Variable-Rate Preferred,” or similar terms, rated with the highest rating given by S&P or Moody’s; and (vii) purchases of substantially all the assets or properties of another Person.

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        “Person” includes an individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

        “Restricted Investments” with respect to any Person means any investments which are not Permitted Investments.

        “Rolling Period” means, in any Fiscal Year, such fiscal quarter and the three preceding fiscal quarters.

        “Subsidiary” with respect to any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

        “Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Tangible Net Worth plus (ii) Total Funded Debt.

        “Total Consolidated Assets” means the sum of the assets of the Company and its Subsidiaries, on a consolidated basis determined in accordance with GAAP, consistently applied.

        “Total Funded Debt” means, as of any date of determination, the sum of all Funded Debt for the Company and its Subsidiaries on a consolidated basis.

        “Voting Stock”, as applied to the stock of any corporation, shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of such corporation, other than stock having such power only by reason of the happening of a contingency.

        All accounting terms used herein and not expressly defined in this Agreement shall have the meanings respectively given to them in accordance with GAAP as it exists at the date of applicability thereof.

SECTION 10.    DEFAULTS AND REMEDIES.

        10.1.    Events of Default; Acceleration. If one or more of the following events (herein called “Events of Default”) shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

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        (A)     default in the payment of any interest upon the Note when such interest becomes due and payable, and such default shall have continued for a period of fifteen (15) days; or

        (B)     default in the payment of principal of (or prepayment premium, if any, on) the Note when and as the same shall become due and payable, whether at maturity or at a date fixed for principal payment or prepayment (including, without limitation, a principal payment or prepayment as provided in Section 6), or by acceleration or otherwise, and such default shall have continued for a period of fifteen (15) days; or

        (C)     default in the performance or observance of any other covenant, agreement or condition contained herein, in the Note, the Deed of Trust, the Security Agreement or any other Collateral Documents, or any Event of Default under the Deed of Trust or Default under the Security Agreement shall occur, and such default shall have continued for a period of thirty (30) days; or

        (D)     the Company or any Subsidiary shall not pay when due, whether by acceleration or otherwise, any evidence of Indebtedness of the Company or such Subsidiary (other than the Note), including, without limitation, the Indebtedness of the Company to you evidenced by a certain secured promissory note dated December 18, 1997 in the principal amount of $15,000,000.00, and by a certain secured promissory note dated May 10, 1999 in the principal amount of $18,000,000.00, and by a secured promissory note dated December 19, 2003 in the principal amount of $20,000,000.00, respectively, or any condition or default shall exist under any such evidence of Indebtedness or under any agreement under which the same may have been issued permitting such evidence of Indebtedness to become or be declared due prior to the stated maturity thereof, and such default shall have continued for a period of fifteen (15) days; or

        (E)     the Company or any Subsidiary shall file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or an answer consenting to, admitting the material allegations of or otherwise not controverting, or shall fail to timely controvert, a petition filed against the Company or such Subsidiary seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended; or the Company or any Subsidiary shall file such a petition or answer with respect to relief under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

        (F)     a court of competent jurisdiction shall enter an order for relief which is not stayed within 60 days from the date of entry thereof against the Company or any Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended; or there shall be entered an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed within 60 days from the date of entry thereof adjudging the Company or any Subsidiary as bankrupt or insolvent, or ordering relief against the Company or any Subsidiary, or approving as properly filed a petition seeking relief against the Company or any Subsidiary, under the provisions of any other now existing or future bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors, or appointing a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the reorganization, winding-up or liquidation of its affairs; or any involuntary petition against the Company or any Subsidiary seeking any of the relief specified in this clause shall not be dismissed within 60 days of its filing; or

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        (G)     the Company or any Subsidiary shall make a general assignment for the benefit of its creditors; or the Company or any Subsidiary shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, sequestrator, trustee, custodian or similar official of the Company or such Subsidiary or of all or any substantial part of its property; or the Company or any Subsidiary shall have admitted to its insolvency or inability to pay, or shall have failed to pay, its debts generally as such debts become due; or the Company or any Subsidiary or its officers, directors or majority stockholders shall take any action to dissolve or liquidate the Company or such Subsidiary (other than as contemplated by Section 8.6A); or

        (H)     the rendering against the Company or any Subsidiary of a final non-appealable judgment, decree or order for the payment of money in excess of $500,000 and the continuance of such judgment, decree or order unsatisfied and in effect for any period of 60 consecutive days without a stay of execution; or

        (I)     the Company or any Subsidiary shall (1) engage in any non-exempted “prohibited transaction,” as defined in Sections 406 and 408 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (2) incur any “accumulated funding deficiency,” as defined in Section 302 of ERISA, in an amount in excess of $10,000, whether or not waived, or (3) terminate or permit the termination of an “employee pension benefit plan,” as defined in Section 3 of ERISA, in a manner which could result in the imposition of a Lien on any property of the Company or such Subsidiary pursuant to Section 4068 of ERISA securing an amount in excess of $10,000; or

        (J)     any representation or warranty made by the Company in Section 2 hereof or in any Collateral Document or in any certificate or instrument furnished in connection therewith shall prove to have been false or misleading in any respect as of the date made; or

        (K)     the dissolution of the Company, whether by operation of law or otherwise (other than as contemplated by Section 8.6A);

then an amount equal to the Prepayment Price (based on the outstanding principal balance), computed as provided in Section 6.3 (except that, for purposes of such computation, the Prepayment Date shall be deemed to be the date upon which the Event of Default shall have occurred), shall at the option of the holder of the Note immediately become due and payable without notice or demand, together with accrued interest thereon at the Overdue Interest Rate, provided, however, that upon the occurrence of an Event of Default described in clauses (E), (F) or (G) of this Section 10.1, the entire outstanding principal amount of the Note, together with accrued interest thereon after default at the Overdue Interest Rate, shall at the option of the holder of the Note immediately become due and payable without notice or demand.

Loan Agreement, Page 31

        10.2.    Suits for Enforcement. In case an Event of Default shall occur and be continuing, the holder of the Note may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant contained in the Note or in this Agreement or in any Collateral Document or in aid of the exercise of any power granted in the Note or in this Agreement or in any Collateral Document or may proceed to enforce the payment of the Note or to enforce any other legal or equitable right of the holder of the Note. The Company agrees that its obligations under Section 6, including, without limitation, any applicable prepayment premium, are of the essence of this Agreement, and upon application to any court of equity having jurisdiction in the premises, the holder of the Note shall be entitled to a decree against the Company requiring specific performance of such obligations.

        10.3.    Remedies Not Waived. No course of dealing between the holder of the Note and the Company or any delay or failure on the part of the holder in exercising any rights under the Note or under any Collateral Document or hereunder shall operate as a waiver of any rights of such holder.

        10.4.    Remedies Cumulative. No remedy herein or in the Note or in any Collateral Document conferred upon the holder of the Note is intended to be exclusive of any other remedy and each and every remedy shall be in addition to every other remedy given hereunder or under the Note or under any Collateral Document or now or hereafter existing at law or in equity or by statute or otherwise.

        10.5.    Costs and Expenses. The Company shall pay to the holder of the Note, to the extent permitted under applicable law, all reasonable out-of-pocket expenses incurred by such holder as shall be sufficient to cover the cost and expense of enforcing such holder’s rights under the Note and any Collateral Document or the collecting and foreclosing upon, or otherwise dealing with, the Collateral, or participating in any litigation or bankruptcy proceeding for the protection or enforcement of the holder’s collateral or claim against the Company or any guarantors of the Note or otherwise incurred in connection with the occurrence of an Event of Default, said expenses to include reasonable compensation to the attorneys and counsel of such holder for any services rendered in that connection, upon the Note held by such holder.

SECTION 11.   MISCELLANEOUS.

        11.1.    Loss, Theft, Destruction or Mutilation of Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of the Note, and, in the case of any such loss, theft or destruction, upon receipt of a bond of indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount and dated the date of, or, if later, the date to which interest has been paid on, the lost, stolen, destroyed or mutilated Note. In the case of a holder of the Note which is an institutional investor such as you, its own unsecured agreement of indemnity shall be deemed satisfactory to the Company.

        11.2.    Expenses. Whether or not the loan herein contemplated shall be consummated, the Company shall pay you the total amount of $56,000.00 as a non-refundable processing fee, which has been previously paid to you, and the Company shall pay all costs of executing and closing this Agreement and the Collateral Documents, including, without limitation, attorneys fees, survey costs, appraisal fees, title insurance and related expenses, engineering reports, and environmental audit reviews and related expenses. The Company’s obligations under this Section 11.2 shall survive the payment or prepayment of the Note.

Loan Agreement, Page 32

        11.3.    Stamp Taxes, Recording Fees, etc. The Company will pay, and save you and any subsequent holder of the Note harmless against, any and all liability (including any interest or penalty for non-payment or delay in payment) with respect to stamp and other taxes (other than any such stamp or other taxes incurred upon a transfer of the Note by you), if any, and all recording and filing fees which may be payable or determined to be payable in connection with the transactions contemplated by this Agreement and the Collateral Documents, including, without limitation, the issue and delivery of the Note, the execution, delivery, filing and recording of the Collateral Documents and financing statements related thereto, or any modification, amendment or alteration thereof. The obligations of the Company under this Section 11.3 shall survive the payment or prepayment of the Note.

        11.4.    uccessors and Assigns. All covenants, agreements, representations and warranties made herein, in the Collateral Documents and in the Note or in certificates delivered in connection herewith by or on behalf of the Company shall survive the issue and delivery of the Note to you, the making of the loan by you as provided in Section 1.2, and shall bind the successors and assigns of the Company, whether so expressed or not, and all such covenants, agreements, representations and warranties shall inure to the benefit of your successors and assigns, including any subsequent holder of the Note.

        11.5.    Payment. Notwithstanding any provision to the contrary in the Note contained, the Company will promptly and punctually pay to you by wire transfer of immediately available funds pursuant to wiring instructions from you, or if you so request, by check mailed (not later than three days prior to the date any payment is due) to Metropolitan Life Insurance Company, Agricultural Investments, 5047 Collection Center Drive, Chicago, Illinois 60693-0050 or by such other method or to such other address as may be designated in writing by you, all amounts payable in respect of the principal of, prepayment premium, if any, and interest on, the Note, without any presentment thereof and without any notation of such payment being made thereon.

        11.6.    Notices. All communications provided for hereunder, under the Collateral Documents or under the Note (other than payments in respect thereof which shall be made in accordance with Section 11.5) shall be in writing, and if to you, mailed (by registered or certified mail) or delivered to you addressed as this Agreement is addressed with a copy to: Metropolitan Life Insurance Company, Agricultural Investments, P.O. Box 37, 2203 E. Empire Street, Bloomington, Illinois 61702-0037, Attention: Manager, or if to the Company, mailed (by registered or certified mail) to Cal-Maine Foods, Inc. and Hillandale, LLC, P.O. Box 2960, 3320 Woodrow Wilson Drive, Jackson, Mississippi 39207, Attention: Timothy A. Dawson, Vice-President and Chief Financial Officer, or addressed to either party at any other address in the United States of America that such party may hereafter designate by written notice to the other party. Communications mailed as aforesaid shall be deemed sufficiently made three (3) days after the time such communication is deposited in the mails.

Loan Agreement, Page 33

        11.7.    Severability. If any provision of this Agreement or the Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the Note and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted by law.

        11.8.    Law Governing; Modification. This Agreement shall be construed in accordance with and governed by laws of the State of Florida. No provision of this Agreement may be waived, changed or modified, or the discharge thereof acknowledged, orally, but only by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought.

        11.9.    Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

        11.10.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        11.11.    Final Credit Agreement. THIS WRITTEN AGREEMENT, THE NOTE AND THE COLLATERAL DOCUMENTS ARE THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN THE COMPANY AND YOU AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR OR CONTEMPORANEOUS ORAL AGREEMENT BETWEEN THE COMPANY AND YOU. THE COMPANY AND YOU HEREBY AFFIRM THAT THERE IS NO UNWRITTEN ORAL CREDIT AGREEMENT BETWEEN THE COMPANY AND YOU WITH RESPECT TO THE SUBJECT MATTER OF THIS WRITTEN CREDIT AGREEMENT, THE NOTE, THE COLLATERAL DOCUMENTS, AND ANY RELATED LOAN DOCUMENTS.

Loan Agreement, Page 34

        If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart of this letter agreement and forward the same to the Company, whereupon this letter agreement will become a binding agreement between you and the Company as of the date first above written.

Yours very truly,
CAL-MAINE FOODS, INC.,
a Delaware corporation
By: /s/ Fred Adams, Jr.
Fred Adams, Jr., Its Chief Executive Officer
By: /s/ Bobby J. Raines
Bobby J. Raines, Its Secretary
HILLANDALE, LLC,
a Florida limited liability company
By: /s/ Adolphus Baker
Name: Adolphus Baker
As Its: Director

The foregoing agreement is
hereby accepted as of the
date first above written.

METROPOLITAN LIFE INSURANCE COMPANY

By:_________________________________
      Its:______________________________

Loan Agreement, Page 35

EXHIBIT “A”

CAL-MAINE FOODS, INC. AND
HILLANDALE, LLC

Secured Promissory Note

Due December 1, 2020

___________________
$28,000,000.00	______________, 2005

        FOR VALUE RECEIVED, the undersigned, CAL-MAINE FOODS, INC., a Delaware corporation, and HILLANDALE, LLC, a Florida limited liability company (hereinafter individually and collectively called the “Company”), hereby jointly and severally promise to pay to Metropolitan Life Insurance Company, or assigns, on December 1, 2020, the principal amount of Twenty-eight Million Dollars ($28,000,000.00) (or so much thereof as shall not have been theretofore paid by mandatory principal payments and optional prepayments as required in the Agreement as hereinafter defined) in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the address provided in Section 11.5 of the Agreement (as hereinafter defined), and to pay interest (computed on the basis of a 360-day year) at said address, in like coin or currency, on the unpaid portion of said principal amount from the date hereof, on the first day of each month commencing ___________, 2005 at the rate or rates per annum set forth in the Agreement until such unpaid portion of such principal amount shall have become due and payable, and at the Overdue Interest Rate as defined in the Agreement thereafter and, so far as may be lawful, on any overdue installment of interest at such Overdue Interest Rate.

        This note (the “Note”) is issued pursuant to and entitled to the benefits of the Loan Agreement dated of even date herewith, between the Company and Metropolitan Life Insurance Company (the “Agreement”), the terms and provisions of which are hereby incorporated by reference and made a part of the terms of this Note. The Note is secured by and entitled to the benefits of (i) certain first lien Mortgages/Deeds of Trust and Security Agreements, dated of even date herewith, made by the Company, as Mortgagor/Grantor, encumbering certain property located in Florida, Georgia and Alabama, and (ii) one or more Security Agreements, dated of even date herewith, encumbering certain property located in Florida, Georgia and Alabama, between the Company, as debtor, and Metropolitan Life Insurance Company, as secured party, to each of which reference is hereby made for a description of the collateral or obligations covered thereby and the rights and benefits afforded thereby to the holder of the Note.

        This Note is subject to mandatory principal payments and optional prepayment, in whole or in part, in certain cases with a premium and in other cases without premium, as provided in the Agreement. The interest rate or rates applicable to this Note are subject to adjustment by the holder hereof as provided in the Agreement. The unpaid principal balance and all other amounts owing under this Note may be declared to be immediately due and payable upon the happening of an Event of Default as defined in the Agreement.

        In the event this Note or any of the instruments referred to herein are placed in the hands of an attorney or attorneys for collection or enforcement or if the holder or holders of the Note are required to obtain attorneys and incur expenses and attorney fees by reason of litigation or participation in bankruptcy proceedings for the protection or enforcement of such holder’s or holders’ collateral and claim against the Company, then in all such cases, the holder of the Note shall be entitled to reasonable attorney fees and expenses from the Company.

        The Company waives diligence, demand, presentment, notice of nonpayment and protest, and consents to extensions of the time of payment, surrender or substitution of security, or forbearance, or other indulgence, without notice.

        This Note shall be construed in accordance with and governed by the laws of the State of Florida.

        In the event the interest provisions hereof or any exaction provided for herein or in any of the instruments referred to herein shall result for any reason and at any time during the term of this loan in an effective rate of interest which transcends the limit of the usury or any other law applicable to this loan, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied on principal immediately upon receipt and effect as though the payor had specifically designated such extra sums to be so applied to principal and the holder of this Note shall accept such extra payment or payments as a premium-free prepayment. If any such amounts are in excess of the principal then outstanding, such excess shall be paid to the Company. In no event shall any agreed-to or actual exaction as consideration for the Loan transcend the limits imposed or provided by the law applicable to this transaction for the use or detention of money or for forbearance in seeking its collection.

        IN WITNESS WHEREOF, CAL-MAINE FOODS, INC. and HILLANDALE, LLC have caused this Note to be signed in its corporate name by its officers thereunto duly authorized, and in its company name by its officer, director or manager thereunto duly authorized, as the case may be, and to be dated as of the day and year first above written.

HILLANDALE, LLC, a Florida limited liability company	CAL-MAINE FOODS, INC., a Delaware corporation
By:_________________________________	By:_________________________________
Name:_______________________________	Fred Adams, Jr., Chief Executive Officer
As Its:_______________________________
By:_________________________________
Bobby J. Raines, Secretary

EXHIBIT “B”

FACILITIES

EXHIBIT “C”

LIENS

        All liens are disclosed on the most recent balance sheet of the Company delivered to Lender.

EXHIBIT “D”

OWNERSHIP OF COMPANY AND SUBSIDIARIES

EXHIBIT “E”

(Loan Agreement)

“NOTICE OF ELECTION”
(Swapped Rate Tranche(s) - Loan X__ __ __)

Dated: ______________, 20___

        I, _______________________, _______________________, of Cal-Maine Foods, Inc., a Delaware corporation, and __________________, _______________ of Hillandale, LLC, a Florida limited liability company (individually and collectively, “Borrower”), hereby certify and request as follows:

        1.     I am familiar with the terms of the Loan Agreement dated as of the _____ day of October, 2005 (the “Loan Agreement”) entered into between Borrower and Metropolitan Life Insurance Company, a New York corporation (“Lender”). As to the matters herein set forth I either have personal knowledge or have obtained information from other employees or agents of Borrower in whom I have confidence and whose duties require them to have personal knowledge thereof. I make this Certificate with the intent that it shall be relied upon by Lender as a basis for allocation of Swapped Rate Tranche(s) as contemplated by the Loan Agreement.

        2.     With respect to the Loan Agreement and the Collateral Documents held by the Lender, the Borrower has performed all agreements on its part required to be performed on or prior to the date hereof, and no Event of Default under the Loan Agreement has occurred which would entitle Lender to accelerate all outstanding amounts due upon the Loan, and no condition exists which, with the giving of notice and/or the passing of time would constitute an Event of Default and no other condition exists which would entitle Lender to cease making the final Advance.

        3.     Borrower acknowledges that the respective principal amounts outstanding upon the Note and Loan Agreement, and the respective interest rates per annum applicable thereto, as of the date hereof, are as follows:

Base Rate Tranche	$______________
Swapped Rate Tranche	$______________
( ___ year term commencing __________, 20__ @ ___.___%)
Swapped Rate Tranche	$______________

( ___ year term - commencing _________, 20__ @ ___.___)
Swapped Rate Tranche	$______________
( ___ year term - commencing _________, 20__ @ ___.___)
Swapped Rate Tranche	$______________
( ___ year term - commencing _________, 20__)
Aggregate Principal Outstanding on Loan	$______________
(in no event to exceed $28,000,000)

        4.     Pursuant to this Notice of Election given under Section 1.4 of the Loan Agreement, Borrower hereby requests Lender to allocate the following principal amounts presently outstanding upon the ___ (check here) Base Rate Tranche [or ___ (check here) presently outstanding upon that certain presently maturing ___ year term Swapped Rate Tranche commencing __________, 20__] to the following additional Swapped Rate Tranche(s) in accordance with the terms, including but not limited to, such terms determining applicable interest rates, of the Note and Loan Agreement, as follows:

Swapped Rate Tranche	$______________
( ___ year term commencing __________, 20__ )
Swapped Rate Tranche	$______________
( ___ year term - commencing _________, 20__ )
Swapped Rate Tranche	$______________
( ___ year term - commencing _________, 20__ )
Swapped Rate Tranche	$______________
( ___ year term - commencing _________, 20__)

It is further understood and agreed that no such additional Swapped Rate Tranche shall be in an initial principal amount of less than $2,000,000.00 (issued in increments of $10,000), and no more than four (4) Swapped Rate Tranches shall be permitted to exist under the terms of the Note and Loan Agreement at any one time during the term of the Loan. Further, in no event shall the Borrower be permitted to select a term for any such additional Swapped Rate Tranche that would extend beyond the Maturity Date.

        5.     The Borrower acknowledges that the interest rate applicable to the aggregate principal balance outstanding upon the Base Rate Tranche as of the date hereof is equal to % per annum pursuant to the Note and the Loan Agreement.

        6.     All representations and warranties contained in the Loan Agreement and Collateral Documents are true and correct in all material respects as of the date hereof. There has been no material and adverse change in the identity, composition, ownership, control, or financial condition of the Borrower and its Subsidiaries.

        7.     The Borrower hereby further certifies as of the date hereof that the Borrower and its Subsidiaries are in compliance with all financial covenants contained in the Loan Agreement and contained in such other borrowing agreements or evidence of indebtedness of the Borrower and its Subsidiaries (other than the Note and Loan Agreement).

        The foregoing capitalized terms shall have the same meaning in this Notice of Election as such terms have in the Loan Agreement.

CAL-MAINE FOODS, INC.
By: _______________________________
_______________________________
Its _____________________________
HILLANDALE, LLC,
a Florida limited liability company
By: _______________________________
_______________________________
Its _____________________________

Sworn to and subscribed before me this ______ day of __________________, 2005.

____________________________
Notary Public

My Commission expires:

Loan No. X______________